CONSENT OF INDEPENDENT ACCOUNTANTS
                                  ________



We consent to the incorporation by reference in the Prospectuses of Chesapeake Utilities Corporation on Form S-2 (File No. 33-26582), Form S-3 (File Nos. 33-28391, 33-64671, 333-37165, 333-64757 and 333-63381) and Form
S-8 (File No. 33-301175) of our report dated February 12, 1998 on our audits of the consolidated financial statements and the consolidated financial statement schedules of Chesapeake Utilities Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP
Washington, D.C.
March 25, 1999